Exhibit (d)(33)

ASSUMPTION AGREEMENT

AGREEMENT made as of October 1, 2009 among NORTHERN TRUST INVESTMENTS, N.A. (“NTI”), NORTHERN TRUST GLOBAL ADVISORS, INC. (“NTGA”) and THE NORTHERN TRUST COMPANY OF CONNECTICUT (”NTCC”), each a direct or indirect subsidiary of NORTHERN TRUST CORPORATION.

WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, NTI and NTGA have been appointed as investment advisers to the Multi-Manager Mid Cap Fund, Multi-Manager Small Cap Fund, Multi-Manager International Equity Fund, Multi-Manager Large Cap Fund, Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Real Estate Fund and Multi-Manager High Yield Opportunity Fund (the “Funds”) of Northern Funds pursuant to an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended (the “Investment Advisory Agreement”);

WHEREAS, NTGA will be reorganized, pursuant to a merger, into NTCC on or about October 1, 2009 (the foregoing referred to as a “Reorganization”);

WHEREAS, the Reorganization will not result in any changes to NTGA’s personnel or investment operations with respect to the Funds;

WHEREAS, NTCC is a registered investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, NTI and NTGA now desire to have NTCC assume NTGA’s responsibilities with respect to the Funds pursuant to the Investment Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. NTCC hereby assumes all rights and obligations of NTGA under the Investment Advisory Agreement with respect to the Funds.

2. NTI and NTGA hereby represent that (i) the management personnel of NTGA responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are or will be employees or associated persons of NTCC where they will continue to provide such services for the Funds, and (ii) NTI and NTCC remain direct or indirect subsidiaries of Northern Trust Corporation. Consequently, NTI and NTCC believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Funds.

3. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Lloyd A. Wennlund
(Authorized Officer)

Name:	Lloyd A. Wennlund

Title:	Executive Vice President

NORTHERN TRUST GLOBAL ADVISORS, INC.

By:	/s/ Joseph W. McInerney
(Authorized Officer)

Name:	Joseph W. McInerney

Title:	Senior Vice President & Chief Operating Officer

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Joseph W. McInerney
(Authorized Officer)

Name:	Joseph W. McInerney

Title:	Senior Vice President & Chief Operating Officer